                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                       AIR PRODUCTS AND CHEMICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       AIR PRODUCTS AND CHEMICALS, INC.
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

(AIR PRODUCTS LETTERHEAD)
    ----------------------------------------------------------------------------

    AIR PRODUCTS AND CHEMICALS, INC.
    7201 Hamilton Boulevard
    Allentown, PA 18195-1501

    December 13, 2004

    Dear Shareholder:

    On behalf of your Board of Directors, I am pleased to invite you to attend the 2005 Annual Meeting of Shareholders of Air Products and Chemicals, Inc.

    The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of four directors. In addition to myself, the Board of Directors has nominated Mr. Michael J. Donahue, Ms. Ursula F. Fairbairn, and Mr. Lawrence S. Smith.

    It is important that your shares be represented and voted at the Annual Meeting. You may vote by telephone or Internet as described in the proxy voting instructions or, if you received these proxy materials by mail, you may fill in, sign, date, and mail the proxy card.

    We look forward to seeing you at the meeting.

    Cordially,

    -s- John P. Jones III
    John P. Jones, III
    Chairman of the Board, President, and
    Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        AIR PRODUCTS AND CHEMICALS, INC.

TIME..........................   2:00 p.m., Thursday, January 27, 2005

PLACE.........................   Tompkins College Center Theater at Cedar Crest
                                 College in Allentown, Pennsylvania. Free parking will be available.

ITEMS OF BUSINESS.............   1. Elect four directors each for a three-year
                                    term.

                                 2. Ratify the appointment of independent
                                    auditors for the fiscal year ending
                                    September 30, 2005.

                                 3. Attend to such other business as may
                                    properly come before the meeting or any
                                    postponement or adjournment of the meeting.

RECORD DATE...................   Shareholders of record at the close of business
                                 on November 30, 2004 are entitled to receive this notice and to vote at the meeting.

WAYS TO SUBMIT
YOUR VOTE.....................   You have the alternatives of voting your shares
                                 by using a toll-free telephone number or the Internet as described in the proxy voting instructions, or you may fill in, sign, date, and mail a proxy card. We encourage you to complete and file your proxy electronically or by telephone if those options are available to you.

IMPORTANT.....................   Whether you plan to attend the meeting or not,
                                 please submit your proxy as soon as possible in order to avoid additional soliciting expense to the Company. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.


7201 Hamilton Boulevard                             By order of the Board of Directors,
Allentown, Pennsylvania 18195-1501                  -s- W. Douglas Brown
                                                    W. Douglas Brown
                                                    Vice President, General Counsel
                                                      and Secretary
                                                    December 13, 2004

                                PROXY STATEMENT

                               Table of Contents

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
QUESTIONS AND ANSWERS ON THE ANNUAL MEETING AND VOTING......    1
PROPOSALS YOU MAY VOTE ON...................................    6
  1. ELECTION OF DIRECTORS..................................    6
  2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS....    6
THE BOARD OF DIRECTORS......................................    7
  DIRECTORS STANDING FOR ELECTION THIS YEAR.................    7
  DIRECTORS CONTINUING IN OFFICE............................    8
  BOARD OF DIRECTORS MEETINGS AND ATTENDANCE................    9
  DIRECTOR COMPENSATION.....................................   10
  DIRECTOR INDEPENDENCE.....................................   10
  SHAREHOLDER COMMUNICATIONS................................   11
  GOVERNANCE GUIDELINES.....................................   11
  CODE OF CONDUCT...........................................   11
COMMITTEES OF THE BOARD.....................................   11
  AUDIT COMMITTEE...........................................   12
  AUDIT COMMITTEE REPORT....................................   13
  INDEPENDENT AUDITORS......................................   13
  CORPORATE GOVERNANCE AND NOMINATING COMMITTEE.............   14
  EXECUTIVE COMMITTEE.......................................   15
  ENVIRONMENTAL SAFETY AND PUBLIC POLICY COMMITTEE..........   15
  FINANCE COMMITTEE.........................................   15
  MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE.........   15
COMPENSATION OF EXECUTIVE OFFICERS..........................   16
  REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION
     COMMITTEE..............................................   16
  EXECUTIVE COMPENSATION TABLES.............................   19
     2004 SUMMARY COMPENSATION TABLE........................   19
     OPTION GRANTS IN 2004..................................   20
     OPTIONS EXERCISED IN 2004 AND YEAR-END OPTION VALUES...   21
     PENSION PLAN TABLE.....................................   21
  SEVERANCE AND EMPLOYMENT ARRANGEMENTS.....................   22
  CHANGE IN CONTROL ARRANGEMENTS............................   23
INFORMATION ABOUT STOCK PERFORMANCE AND OWNERSHIP...........   25
  STOCK PERFORMANCE GRAPH...................................   25
  PERSONS OWNING MORE THAN 5% OF AIR PRODUCTS STOCK.........   26
  AIR PRODUCTS STOCK BENEFICIALLY OWNED BY OFFICERS AND
     DIRECTORS..............................................   27
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...   28

(Air Products Logo)
--------------------------------------------------------------------------------
AIR PRODUCTS AND CHEMICALS, INC.
    7201 Hamilton Boulevard
    Allentown, PA 18195-1501

                                PROXY STATEMENT

We have sent you this Notice of Annual Meeting and Proxy Statement because the Board of Directors of Air Products and Chemicals, Inc. (the "Company" or "Air Products") is soliciting your proxy to vote at the Company's Annual Meeting of Shareholders on January 27, 2005 (the "Annual Meeting"). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about the Company.

The words "Company stock", "shares", and "stock" refer to the Company's common stock, par value $1.00 per share. The "fair market value" of a share of stock, unless otherwise indicated, is the average of the high and low sales price of the stock on the New York Stock Exchange for the relevant date. The words "Executive Officer" or "Executive Officers" refer to those financial and policy making officers of the Company who are designated by the Board as Executive Officers for U.S. securities law compliance purposes. The Company's "fiscal year" is the twelve month period commencing on October 1, and ending on September 30.

             QUESTIONS AND ANSWERS ON THE ANNUAL MEETING AND VOTING

WHAT MAY I VOTE ON?

- The election of four nominees to serve on our Board of Directors.

- The appointment of independent auditors to audit the Company's financial statements for our fiscal year 2005.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS?

The Board recommends votes

     - FOR each of the nominees for the Board of Directors.

     - FOR ratifying the appointment of the independent auditors.

HOW MANY SHARES CAN VOTE AT THE 2005 ANNUAL MEETING?

As of the "Record Date", November 30, 2004, 227,309,877 shares of Company stock were issued and outstanding, which are the only shares entitled to vote at the Annual Meeting. Every owner of Company stock is entitled to one vote for each share owned.

WHAT IS A "QUORUM"?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if a majority of the outstanding shares of Company stock are present in person at the Annual Meeting or represented there by proxy. If you vote -- including by Internet, telephone, or proxy card -- your shares voted will be considered part of the quorum for the Annual Meeting.

WHAT VOTE IS NECESSARY TO PASS THE ITEMS OF BUSINESS AT THE ANNUAL MEETING?

If a quorum is present at the Annual Meeting, the four director candidates receiving the highest number of votes will be elected. If you vote and are part of the quorum, your shares will be voted for election of all four of the director nominees unless you give instructions to "withhold" votes. Withhold votes and broker nonvotes will not influence voting results. Abstentions may not be specified as to election of directors.

The appointment of independent auditors will be ratified if a majority of the shares present or represented at the meeting and entitled to vote are voted in favor. Abstentions will have the effect of a vote against ratification.

Under New York Stock Exchange rules, brokers that do not receive instructions from their customers may vote in their discretion on proposals 1 and 2.

WHO COUNTS THE VOTES?

Representatives of our Transfer Agent, American Stock Transfer and Trust Company, will tabulate the votes and act as the independent inspectors of election.

WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

If you received a proxy card, the shares on your proxy card or cards are all of the shares registered in your name with our Transfer Agent on the Record Date, including shares in the Investors Choice Dividend Reinvestment and Direct Stock Purchase and Sale Plan administered for Air Products shareholders by our Transfer Agent. If you have shares registered in the name of a bank, broker, or other registered owner or nominee, they will not appear on your proxy card.

HOW DO I VOTE THE SHARES ON MY PROXY CARD?

You may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

ALSO, YOU CAN VOTE BY USING A TOLL-FREE TELEPHONE NUMBER OR THE
INTERNET. Instructions about these ways to vote appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available. The sequence of numbers appearing on your card is your control number, and your control number is necessary to verify your vote.

Votes submitted by mail, telephone, or Internet will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how you want your shares voted, they will be voted according to the Board's recommendations for the two proposals.

HOW DO I VOTE SHARES HELD BY A BROKER OR BANK?

If a broker, bank or other nominee holds shares of Company stock for your benefit, and the shares are not in your name on the Transfer Agent's records, then you are considered a "beneficial owner" of those shares. Shares held this way are sometimes referred to as being held in "street name". In that case, your broker, bank or other nominee will send you instructions on how to vote. If you have not heard from the broker, bank or other nominee who holds your stock, please contact them as soon as possible.

WHAT IF I RECEIVED THESE PROXY MATERIALS ELECTRONICALLY?

If you received these proxy materials on-line, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares and your control number.

MAY I CHANGE MY VOTE?

You may revoke your proxy at any time before the Annual Meeting by submitting a later dated proxy card or phone or Internet vote, notifying us that you have revoked your proxy, or attending the Annual Meeting and giving notice of revocation and voting in person.

HOW IS COMPANY STOCK IN THE COMPANY'S RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN ("RSSOP") VOTED?

If you are an employee or former employee who owns shares of Company stock under the RSSOP, you will be furnished a separate voting direction form by the RSSOP Trustee, State Street Bank and Trust Company. The Trustee will vote shares of Company stock represented by units of interest allocated to your RSSOP account on the Record Date. The vote cast will follow the directions you give when you sign, complete, and return your voting direction form to the Trustee, or give your instructions by telephone or Internet. The Trustee will cast your vote in a manner which will protect your voting privacy. If you do not give voting instructions or your instructions are unclear, the Trustee will vote the shares in the same proportions and manner as other RSSOP participants instruct the Trustee to vote their RSSOP shares. The Trustee will also vote fractional shares this way.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

We do not know of any business or proposals to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and we permit it to be presented at the Annual Meeting, the signed proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING DUE?

To be considered for inclusion in next year's proxy statement, proposals must be delivered in writing to W. Douglas Brown, Secretary, Air Products and Chemicals, Inc., 7201 Hamilton Blvd., Allentown, PA 18195-1501 no later than August 15, 2005. To be presented at the meeting, proposals must be delivered in writing to Mr. Brown by October 29, 2005, and must comply with the requirements of our bylaws (described in the next paragraph) to be presented at the 2006 annual meeting. The proxy for next year's annual meeting will give authority to those persons named as proxies in the proxy card to vote in their discretion on any shareholder proposal that we do not know about before October 30, 2005.

Our bylaws require adequate written notice of the proposal by delivering it in writing to Mr. Brown in person or by mail at the address stated above, on or after September 29, 2005, but no later than October 29, 2005. To be considered adequate, the notice must contain specified information about the matter to be presented at the meeting and the shareholder proposing the matter. A proposal received after October 29, 2005, will be considered untimely and will not be entitled to be presented at the meeting.

WHAT ARE THE COSTS OF THIS PROXY SOLICITATION?

We hired Morrow & Co. to help distribute materials and solicit votes for the Annual Meeting. We will pay them a fee of $7,500, plus out-of-pocket costs and expenses. We also reimburse banks, brokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding Annual Meeting materials to you because they hold title to Company stock for you. In addition to using the mail, our directors, officers, employees and agents may solicit proxies by personal interview, telephone, telegram, or otherwise, although they won't be paid any additional compensation. The Company will bear all expenses of solicitation.

MAY I INSPECT THE SHAREHOLDER LIST?

For a period of 10 days prior to the Annual Meeting, a list of shareholders registered on the books of our Transfer Agent as of the Record Date will be available for examination by registered shareholders during normal business hours at the Company's principal offices, provided the examination is for a purpose germane to the meeting.

HOW CAN I GET MATERIALS FOR THE ANNUAL MEETING?

PUBLIC SHAREHOLDERS. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about December 13, 2004. Each registered and beneficial owner of Company stock on the Record Date, including Company employees, should have received a copy (or, if they have consented, notice of on-line availability) of the Company's Annual Report to Shareholders including consolidated financial statements (the "Annual Report") either with this Proxy Statement or prior to its receipt. When you receive this package, if you have not yet received the Annual Report please contact us and a copy will be sent at no expense to you.

IN ADDITION, A COPY OF AIR PRODUCTS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004 IS AVAILABLE TO EACH SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, AIR PRODUCTS AND CHEMICALS, INC., 7201 HAMILTON BLVD., ALLENTOWN, PA 18195-1501.

CURRENT EMPLOYEES. If you are an employee of the Company or an affiliate with an internal Company e-mail address as of the Record Date, you should have received e-mail notice of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on or about December 13, 2004. You may request a paper copy of this Notice of Annual Meeting and Proxy Statement and of the Annual Report by contacting us. If you do not have an internal e-mail address, copies of these materials will be mailed to your home.

If you are a participant in the RSSOP, you will receive a voting direction form from the Trustee mailed to your home on or after December 13, 2004 for directing the vote of shares in your RSSOP account. We've also arranged for the Trustee to receive your voting instructions by telephone or Internet as described on the voting direction form.

If you have employee stock options awarded to you by the Company or an affiliate but don't otherwise own any Company stock on the Record Date, you are not eligible to vote and will not receive a proxy card for voting. You are being furnished this Proxy Statement and the Annual Report for your information and as required by law.

CAN I RECEIVE ANNUAL REPORTS AND PROXY STATEMENTS ON-LINE?

YES. WE URGE YOU TO SAVE AIR PRODUCTS FUTURE POSTAGE AND PRINTING EXPENSES BY CONSENTING TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS ON-LINE.

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You will be given the opportunity to consent to future Internet delivery if you vote electronically or, if you are a registered shareholder, you can register for electronic delivery by visiting http:www.amstock.com and clicking on Shareholder Account Access. If you are not a registered shareholder and are not given an opportunity to consent to Internet delivery when you vote, contact the registered owner of the shares to inquire about the availability of this option.

If you consent, your account will be so noted. When our proxy statement and other solicitation materials for the 2006 annual meeting of shareholders become available, you will be notified of how to access them on the Internet, and you will always be able to request paper copies by contacting us.

HOW CAN I REACH THE COMPANY TO REQUEST MATERIALS OR INFORMATION REFERRED TO IN THESE QUESTIONS AND ANSWERS?

You may reach us by mail addressed to:

     Corporate Secretary's Office
     Air Products and Chemicals, Inc.
     7201 Hamilton Boulevard
     Allentown, PA 18195-1501,

by calling 888-AIR-INFO, or by leaving a message on our website at: www.airproducts.com/tmm/tellmemore.asp.

                           PROPOSALS YOU MAY VOTE ON

                           1.   ELECTION OF DIRECTORS

The Board of Directors currently has 10 positions. Ms. Paula G. Rosput resigned from the Board for personal reasons in August 2004. Our Board is divided into three classes for purposes of election, with terms of office ending in successive years.

The Board has nominated four directors for election to three-year terms expiring in January 2008. Mr. Michael J. Donahue, Ms. Ursula F. Fairbairn, Mr. John P. Jones III and Mr. Lawrence S. Smith, four incumbent directors whose terms are currently scheduled to expire at the Annual Meeting, have been nominated for re-election. Each nominee elected as a director will continue in office until his or her term expires, or until his or her earlier death, resignation, or retirement. Other directors are not up for election this year and will continue in office for the remainder of their terms.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee is unavailable for election at the time of the Annual Meeting, the Company representatives named on the proxy card will vote for another nominee proposed by our Board or, as an alternative, the Board may reduce the number of positions on the Board.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE ELECTION OF MR. DONAHUE, MS. FAIRBAIRN, MR. JONES AND MR. SMITH.

            2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

At its meeting held in November 2004, the Audit Committee of the Board of Directors approved KPMG LLP of Philadelphia, Pennsylvania ("KPMG") as independent auditors for 2005. The Board concurs with and wants shareholders to ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider it.

Representatives of KPMG will be available at the Annual Meeting to respond to questions.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2005.

                             THE BOARD OF DIRECTORS

Information follows about the age and business experience, as of December 1, 2004, of the nominees up for election and the directors continuing in office. Each nominee has consented to being nominated for director and has agreed to serve if elected. All of the nominees are currently directors and all have been elected by shareholders at prior meetings, except for Mr. Smith who was initially elected to our Board by the directors effective in September 2004.
--------------------------------------------------------------------------------
DIRECTORS STANDING FOR ELECTION THIS YEAR FOR TERM EXPIRING AT THE ANNUAL MEETING IN 2008
--------------------------------------------------------------------------------

[DONAHUE PHOTO]
                   MICHAEL J. DONAHUE, age 46. Group Executive Vice President and Chief Operating Officer of BearingPoint, Inc. Director of the Company since 2001.

                   Mr. Donahue has served in his current position overseeing the operations of BearingPoint, Inc. since March of 2000. BearingPoint, Inc. separated from the KPMG LLP tax and audit firm in February 2001, becoming a publicly-traded consulting company. Prior to March 2000, Mr. Donahue served as Management Partner, Solutions, for the consulting business of KPMG LLP, and as a member of the boards of directors of KPMG LLP and KPMG Consulting KK Japan.
--------------------------------------------------------------------------------

[FAIRBAIRN PHOTO]
                   URSULA F. FAIRBAIRN, age 61. Executive Vice President, Human Resources and Quality of American Express Company. Director of the Company since 1998.

                   Ms. Fairbairn joined American Express Company, a global travel and financial services company, in 1996 as Executive Vice President, Human Resources and Quality. Prior to joining American Express, Ms. Fairbairn was Senior Vice President, Human Resources at Union Pacific Corporation. Previously she held several marketing and human resources positions at IBM Corporation, including Vice President of Management Services and Vice President of Marketing Operations. Ms. Fairbairn has announced her plan to retire from American Express in the Spring of 2005. She is a director of VF Corporation and Sunoco Inc.
--------------------------------------------------------------------------------

[JONES PHOTO]
                   JOHN P. JONES III, age 54. Chairman, President, and Chief Executive Officer of the Company. Director of the Company since 1998.

                   Mr. Jones joined the Company in 1972 and, following various commercial assignments in Company joint ventures and subsidiaries, was appointed Vice President and General Manager of the Company's Environmental/Energy Division in 1988. He was appointed Group Vice President of the Company's Process System Group in 1992 and in 1993 was transferred to Air Products Europe, Inc. where he was named President. In 1996, Mr. Jones returned to the U.S. where he was first elected Executive Vice President -- Gases and Equipment and, effective October 1, 1998, President and Chief Operating Officer. Mr. Jones was elected to his present position effective December 1, 2000. Mr. Jones is a director of the American Chemistry Council and on the Executive Committee of the Society of Chemical Industry -- American Section.
--------------------------------------------------------------------------------

[SMITH PHOTO]
                   LAWRENCE S. SMITH, age 57, Executive Vice President and Co-Chief Financial Officer of Comcast Corporation. Director of the Company since 2004.

                   Mr. Smith joined Comcast Corporation, a cable communication systems, telecommunication, and electronics retailing company in 1988 to oversee the company's finance and administration functions. He was named Executive Vice President and Co-Chief Financial Officer in 2002. As Co-Chief Financial Officer, he oversees corporate development, accounting, reporting, and tax matters. Prior to joining Comcast, Mr. Smith served as Chief Financial Officer of Advanta Corporation. He also worked for Arthur Andersen & Co. for 18 years, where he was a tax partner and headed the Philadelphia international business practice and the merger and acquisition practice. He serves on the board of two Comcast subsidiaries, E! Entertainment Television, Inc. and The Golf Channel.
--------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING IN 2006
--------------------------------------------------------------------------------

[BAEZA PHOTO]
                   MARIO L. BAEZA, age 53. Founder and controlling shareholder of Baeza & Co. as well as Chairman of TCW/Latin America Partners, L.L.C. Director of the Company since 1999.

                   Baeza & Co. was formed in 1995 to create the first Hispanic-owned merchant banking firm focusing on the Pan-Hispanic region. In 1996, Baeza & Co. entered into a partnership with Trust Company of the West for the purpose of forming TCW/Latin America Partners L.L.C. ("TCW/LAP"). Mr. Baeza served as Chairman and CEO of TCW/LAP from its inception in 1996. In 2003, Mr. Baeza relinquished day-to-day operating control of TCW/LAP in order to form The Baeza Group. The Baeza Group, controlled by Baeza & Co., is a Hispanic-owned alternative investment firm specializing in the management and distribution of private equity and hedge fund products. Prior to forming TCW/Latin America Partners in 1996, Mr. Baeza served as President of Wasserstein Perella International Limited and Chairman and CEO of Grupo Wasserstein Perella, the Latin America Division of the firm; and, until 1994, was a partner at the law firm of Debevoise & Plimpton where, among other practices, he founded and headed the firm's Latin America Group. Mr. Baeza is a director of Ariel Mutual Fund Group, AusAm Biotechnologies Inc., Urban America L.L.C. and Tommy Hilfiger.
--------------------------------------------------------------------------------

[HAGENLOCKER PHOTO]
                   EDWARD E. HAGENLOCKER, age 65. Former Vice Chairman of Ford Motor Company and former Chairman of Visteon Automotive Systems. Director of the Company since 1997.

                   Mr. Hagenlocker joined Ford Motor Company as a research scientist in 1964 and later held engineering management positions in Product Development, Chassis Division, Body and Electrical Product Engineering, Climate Control Division, and Truck Operations. In 1986, he was elected a Ford vice president and named General Manager of Truck Operations. Mr. Hagenlocker was appointed Vice President of General
Operations for Ford North American Automotive Operations ("NAAO") in 1992 and Executive Vice President of NAAO in 1993. He was elected President of Ford Automotive Operations in 1994 and Chairman, Ford of Europe in 1996. He served as Vice Chairman of Ford Motor Company in 1996 and Chairman of Visteon Automotive Systems from 1997 until his retirement in 1999. Mr. Hagenlocker is a director of OfficeMax, Inc., AmeriSource Bergen Corporation, American Standard Inc., and Lucent Technologies, Inc.
--------------------------------------------------------------------------------

[MURRAY PHOTO]
                   TERRENCE MURRAY, age 65. Retired Chairman and Chief Executive Officer of FleetBoston Financial Corporation. Director of the Company since 2002.

                   Mr. Murray joined FleetBoston Financial Corporation, a diversified financial service company that is engaged in general and commercial banking, and investment management business, in 1962. He was named Chairman, President, and Chief Executive Officer in 1982, relinquished the position of President in 1999 and retired as Chief Executive Officer in December 2001 and as Chairman in 2002. Mr. Murray is a director of A. T. Cross Company, CVS Corporation, and
ChoicePoint Inc.
--------------------------------------------------------------------------------
DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING IN 2007
--------------------------------------------------------------------------------

[FORD PHOTO]
                   W. DOUGLAS FORD, age 60. Retired Executive Director and Chief Executive, Refining and Marketing of BP Amoco plc. ("BP"). Director of the Company since 2003.

                   From 1993-1999, Mr. Ford served as Executive Vice President of BP and its predecessor Amoco Corporation. In 1999 he was named Chief Executive, Refining and Marketing of BP, and in 2000 he joined the BP board. Mr. Ford retired from BP and its board in March 2002. Mr. Ford is a Director of USG Corporation, UAL Corporation, and Suncor Corporation.
--------------------------------------------------------------------------------

[HARDYMON PHOTO]
                   JAMES F. HARDYMON, age 70. Retired Chairman and Chief Executive Officer of Textron Inc. Director of the Company since 1997.

                   Mr. Hardymon joined Textron Inc., a global, multi-industry company with core businesses of aircraft, automotive, industrial, and finance, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992, and assumed the title of Chairman in 1993. Mr. Hardymon retired from Textron at the end of January 1999. Prior to joining Textron, Mr. Hardymon was President, Chief Operating Officer, and a director of Emerson Electric Co. He is a director of Circuit City Stores, Inc., American Standard,
Inc., and Lexmark International, Inc.
--------------------------------------------------------------------------------

[THOMAS PHOTO]
                   LAWRASON D. THOMAS, age 70. Retired Former Vice Chairman of Amoco Corporation. Director of the Company since 1994.

                   Mr. Thomas joined Amoco Chemical Company, a subsidiary of Amoco Corporation, an integrated petroleum company, in 1958. He held various sales, marketing and administrative positions with Amoco's chemical and oil subsidiaries before being named Amoco Oil Company's Vice President of Operations, Planning and Transportation in 1976, Executive Vice President in 1979, and President in 1981. He was elected a director of Amoco Corporation in 1989, Executive Vice President in 1990 and
assumed the position of Vice Chairman in 1992. Mr. Thomas retired as Vice Chairman and from the Board of Directors of Amoco Corporation effective January 1, 1996 and continued until April 1996 as senior advisor to the Chairman and a senior representative to international trade groups, partners, and governments.

BOARD OF DIRECTORS MEETINGS AND ATTENDANCE

Our Board met six times during our fiscal year 2004. Board and committee attendance averaged 98% for the Board as a whole, and no director attended less than 75% of the combined total of meetings of the Board and the committees on which they were serving. In accordance with the Company's Corporate Governance Guidelines, all directors are expected to attend the annual meeting of shareholders unless they have an emergency or unavoidable schedule conflict. All directors except one attended the last annual meeting.

DIRECTOR COMPENSATION

During 2004, Board members who were not employed by the Company received an annual retainer for Board service of $37,000 ($42,000 for committee chairs). Meeting fees of $1,250 per meeting were paid for participating in Board and committee meetings. Directors who meet with a constituent or other third party on behalf of the Company at the request of the chief executive officer or to satisfy a requirement of law or listing standard receive the meeting fee for such service. Retainers and meeting fees are paid quarterly in arrears.

One-half of each director's quarterly retainer is paid in deferred stock units. Deferred stock units entitle the director to receive one share of Company stock upon payout, which generally occurs after the director's service on the Board is over. Deferred stock units are credited with "dividend equivalents" equal to the dividends that would have been paid on one share of stock for each unit owned by the director on dividend record dates. Directors may transfer deferred stock units by gift to family members. Directors have the opportunity to purchase more deferred stock units with the rest of their retainers and meeting fees. Retainers and meeting fees (plus dividend equivalents earned on the director's existing deferred stock units account during the quarter) are converted to deferred stock units based on the fair market value of a share of Company stock on the third to last business day of the quarter.

New directors receive initial grants of 1,100 deferred stock units when first elected. Annually, directors continuing in office after the annual meeting of shareholders are granted 1,100 deferred stock units and 2,000 stock options on the date of the annual meeting. The stock options have an exercise price of the fair market value of a share of Company stock on the date of grant, become exercisable after 6 months and remain exercisable for nine and one-half years thereafter. After the options become exercisable, the directors may transfer them by gift to family members.

Directors are reimbursed for expenses incurred in performing their duties as directors. The Company pays the premiums on directors' and officers' liability insurance policies. Directors are also covered by the business travel accident policy maintained by the Company and are eligible to participate in the Company's charitable matching gift program. Under this program, the Company matches donations made by employees and directors to qualifying educational organizations up to $5000 per year and matches, at twice the amount, donations made to qualifying arts and cultural organizations up to $1000 per year.

In September 2004, at the recommendation of the Corporate Governance and Nominating Committee, for fiscal year 2005 the Board increased the annual Board retainer to $40,000 ($47,500 for committee chairs) and meeting fees to $1,500.

DIRECTOR INDEPENDENCE

At its November 2004 meeting, after reviewing New York Stock Exchange ("NYSE") and other applicable standards of independence, the Board determined that all of our nonmanagement directors are independent from the Company and management. In reaching this conclusion, the Board considered that the Company and its subsidiaries sell and purchase products and services to and from companies of which certain of our directors are or were directors or officers. Consistent with NYSE listing standards, the Board has adopted a categorical standard that the following relationships could potentially impair a director's independence: direct business relationships between the Company and a director or immediate family member of the director; business transactions between a director's employer and the Company involving more than 1% of the employer's gross revenues; and charitable contributions by the Company to an organization in which the director serves as an executive officer, director or trustee that exceed

$1 million or, if greater, 2% of the organization's gross revenues. None of the Company's directors, their family members or employers has any relationship with the Company of the type described in the preceding sentence.

The independent directors regularly meet without the chief executive officer or other members of management present in executive sessions that are scheduled during four Board meetings each year. Rotating independent directors who are not committee chairs lead these executive sessions. At two other Board meetings, executive sessions are provided, during which the Board's and the chief executive officer's performance are assessed, and led, respectively, by the Chair of the Corporate Governance and Nominating Committee and by the Chair of the Management Development and Compensation Committee.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties may communicate with the independent directors by sending a written communication in care of the Corporate Secretary's Office at the address on page 5. The Board of Directors has adopted a written procedure for collecting, organizing and forwarding direct communications from shareholders and other interested parties to the independent directors. A copy of the procedure is available upon request.

GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines for the Company in order to assure that the Board has the necessary practices in place to govern the Company in accordance with the interests of the shareholders. The Guidelines set forth the governance practices the Board follows; including with respect to director independence and qualifications, director responsibilities and access to management and independent advisors, director compensation, director orientation and education, chief executive officer performance assessment, management succession, and assessment of Board and committee performance. The Governance Guidelines are available on the Company's website at http://www.airproducts.com/Responsibility/governance/Guidelines.htm.

CODE OF CONDUCT

The Board of Directors has adopted its own Code of Conduct that is intended to affirm its commitment to the highest ethical standards, integrity and accountability among directors and that focuses on areas of potential ethical risk and conflicts of interest especially relevant to directors. The Company also has a Code of Conduct for officers and employees. This Code of Conduct addresses such topics as conflicts of interest, confidentiality, protection and proper use of Company assets, and compliance with laws and regulations. Both Codes of Conduct can be found on the website at http://www.airproducts.com/Responsibility/governance/codeofconduct.htm, and are available in print to any shareholder who requests it.

                            COMMITTEES OF THE BOARD

The Board has six standing committees which operate under written charters approved by the full Board. None of the directors who serve on the Audit, Corporate Governance and Nominating, or Management Development and Compensation Committees are or ever were employed by the Company, and the Board has determined in its business judgment that all of them are "independent" from the Company and its management as defined by the NYSE's listing standards and the relevant provision of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). The charters of all the committees can be viewed on the Company website at http://www.airproducts.com/Responsibility/governance/boardofdirectors/ committees.htm. The chart below identifies the members of each committee, the number of meetings held by each committee in fiscal year 2004 and the chair of the committee.

                                  CORPORATE     ENVIRONMENTAL,                          MANAGEMENT
                                 GOVERNANCE &     SAFETY AND                           DEVELOPMENT &
NAME                     AUDIT    NOMINATING    PUBLIC POLICY    EXECUTIVE   FINANCE   COMPENSATION
----                     -----   ------------   --------------   ---------   -------   -------------
M. L. Baeza............  X       C
M. J. Donahue..........                         X                            X
U. F. Fairbairn........                         C                                      X
W. D. Ford.............  X                      X
E. E. Hagenlocker......  C       X                               X
J. F. Hardymon.........          X                               X                     C
J. P. Jones III........                                          C           X
T. Murray..............                                                      C         X
P. G. Rosput...........  X                                                             X
L. D. Thomas...........  X                                       X           X
2004 Meetings..........  7       3              2                0           2         6

-------------------------

C=Chair

AUDIT COMMITTEE

The Board has determined that all of the Audit Committee members are "financially literate" and that Mr. Hagenlocker qualifies as an "audit committee financial expert" as defined by Securities and Exchange Commission (the "SEC") regulations under Sarbanes-Oxley and NYSE listing standards. The Committee operates under a written charter last approved by the Board in September 2004. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company's independent auditors. The Committee reviews the appropriateness, quality, and acceptability of the Company's accounting policies, the integrity of financial statements reported to the public, significant internal audit and control matters and activities, the Company's policies and processes for risk assessment and management, and compliance with legal and regulatory requirements. The Committee also reviews compliance with the Company's Code of Conduct for employees and officers and is responsible for establishing and administering the Company's procedures for confidential reporting by employees of questionable accounting practices and handling complaints regarding accounting, internal controls, and other audit matters.

Each year the Committee approves an annual agenda plan which specifies matters to be considered and acted upon by the Committee over the course of the year in fulfilling its responsibilities consistent with its charter. In addition to these matters, the Committee meets regularly with the internal and external auditors of the Company, both with and without management present. The Board has determined that generally the Audit Committee will have four regular meetings, one in each fiscal quarter, as well as three meetings via telephone conference to review quarterly reports on Form 10-Q which must be filed with the SEC before the next regular Committee meeting. Four telephone conversations are also scheduled with management, the independent auditors, and the Audit Committee Chair and other available Committee members, to review the Company's quarterly earnings releases.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company's financial reporting process on behalf of the Board; however, management bears primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the 2004 Annual Report on SEC Form 10-K with the Company's management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. In addition, the Committee has discussed with the independent auditors their independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Committee from the independent auditors, as required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

Based on the reviews and discussions referred to above, the Committee approved the audited consolidated financial statements and recommended to the Board that they be included in the Company's Annual Report on SEC Form 10-K for the year ended September 30, 2004.

                                Audit Committee
                        Edward E. Hagenlocker, Chairman
                                 Mario L. Baeza
                                W. Douglas Ford
                               Lawrason D. Thomas

The preceding Audit Committee Report is provided only for the purpose of this Proxy Statement. This Report shall not be incorporated, in whole or in part, in any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

INDEPENDENT AUDITORS

APPOINTMENT AND ATTENDANCE AT ANNUAL MEETING. KPMG LLP ("KPMG") was the Company's independent auditor for the fiscal year ending September 30, 2004. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and make a statement if they desire.

FEES OF INDEPENDENT AUDITORS. Consistent with the Audit Committee's responsibility for engaging the Company's independent auditors, all audit and permitted non-audit services require preapproval by the Audit Committee. The full Committee approves projected services and fee estimates for these services and establishes budgets for major categories of services at its first meeting of the fiscal year. The Committee Chair has been designated by the Committee to approve any services arising during the year that were not preapproved by the Committee and services that were preapproved if the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the Chair are communicated to the full Committee at its next regular quarterly meeting and the Committee reviews actual and forecasted services and fees for the fiscal year at each such meeting. During 2004 all services performed by the auditors were preapproved.

During fiscal years 2003 and 2004, KPMG billed the Company fees for services in the following categories and amounts (in millions):

                                                              2004   2003
                                                              ----   ----
Audit Fees..................................................  $3.8   $3.5
Audit-related Fees..........................................    .5     .7
Tax Fees....................................................    .3     .3
All Other Fees..............................................   0.0    0.0
                                                              ----   ----
Total Fees..................................................  $4.6   $4.5

Audit fees are fees for professional services rendered in connection with the audit of the Company's consolidated financial statements and the review of the Company's quarterly consolidated financial statements on Form 10-Qs that are customary under the standards of the Public Company Accounting Oversight Board (United States), as well as for statutory audits in foreign jurisdictions. Audit-related services consisted primarily of services rendered in connection with employee benefit plan audits, SEC registration statements, due diligence assistance, and consultation on financial accounting and reporting standards. Tax fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals, expatriate tax services(1), advice on mergers and acquisitions, and technical assistance.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee operates under a written charter last approved by the Board in September 2004. The Committee monitors and makes recommendations to the Board about corporate governance matters including the Company's Corporate Governance Guidelines, Codes of Conduct, Board structure and operation, and other governance practices. The Committee also recommends to the Board policies on director compensation and tenure, the meeting schedules of the Board and the committees, the charters, members and chairs of the committees, and the annual board and committee performance assessment processes.

The Committee has primary responsibility for identifying, recommending, and recruiting nominees for election to the Board. The Committee has adopted a policy regarding its consideration of director candidates recommended by shareholders and a procedure for submission of such candidates. The policy provides that candidates recommended by shareholders will be considered by the Committee; that submissions of candidates must be made in writing; and, to be considered for nomination at an annual meeting, submissions must be received not later than 120 days prior to the anniversary date of the proxy statement for the prior annual meeting. The submission must also provide certain information concerning the candidate and the recommending shareholder(s), a statement of the shareholder(s) supporting their view that the candidate has the qualifications required, and consent of the candidate to be interviewed by the Committee and to serve if elected. A copy of the policy and procedure is available upon request.

SELECTION OF DIRECTORS. The Board has established the following minimum qualifications for all directors: business experience, judgment, independence, integrity, ability to commit sufficient

-------------------------

(1) KPMG provided expatriate tax services to the Company's employees on international assignment until 2002, when KPMG became the Company's independent auditor. In 2003-2004, a small amount of expatriate tax services continued to be performed by KPMG to finish services commenced for employees who were completing or had completed their participation in the expatriate tax program at the time this engagement with KPMG ended.

time and attention to the activities of the Board, absence of any potential conflicts with the Company's interests and an ability to represent the interests of all shareholders. The qualities and skills necessary for a specific director nominee are governed by the needs of the Board at the time the Committee determines to add a director to the Board. The specific requirements of the Board will be determined by the Committee and will be based on, among other things, the Company's then existing business, market, geographic and regulatory environments; the mix of perspectives, experience and competencies then represented by the other Board members; and the chief executive officer's views as to areas in which management desires additional advice and counsel.

When the need to recruit a director arises, the Committee consults the other directors, the chief executive officer and third party recruiting firms to identify potential candidates. Mr. Larry Smith, who is standing for election by shareholders for the first time at the Annual Meeting, was recommended to the Committee by both a former director and a third party recruiting firm. Once a candidate is identified, the candidate screening process is conducted initially by a third party recruiting firm and will include inquiries as to the candidate's reputation and background, examination of the candidate's experiences and skills in relation to the Board's requirements at the time, consideration of the candidate's independence as measured by the Board's independence standards, and other considerations as the Committee deems appropriate at the time. Prior to formal consideration and recommendation by the Committee, any candidate who passes such screening would be interviewed by one or more members of the Committee and the chief executive officer. Candidates recommended by shareholders, whose names are submitted in accordance with the Committee's procedures described above, will be screened and evaluated in the same manner as other candidates.

EXECUTIVE COMMITTEE

The Executive Committee, which rarely meets, has the authority of the Board to act on most matters during intervals between Board meetings.

ENVIRONMENTAL, SAFETY AND PUBLIC POLICY COMMITTEE

The Environmental, Safety and Public Policy Committee monitors and reports to the Board on issues and developments in areas such as environmental compliance, safety, corporate security and crisis management, diversity, community relations, and corporate and foundation philanthropic programs and charitable contributions.

FINANCE COMMITTEE

The Finance Committee reviews the Company's financial policies; keeps informed of its operations and financial condition, including requirements for funds and access to liquidity; advises the Board about sources and uses of Company funds; reviews the Company's financial arrangements and methods of external financing; and oversees the funding and management of assets of the Company's employee pension and savings plans worldwide.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee operates under a written charter most recently approved by the Board in September 2004. The Committee has responsibility for selecting, evaluating, and compensating the Company's chief executive officer; making recommendations to the Board and providing advice to management about the Company's succession planning; establishing the Company's executive compensation policies; overseeing the administration of the incentive compensation plans for executives and key employees and the administration of the Company's pension and savings plans; and approving significant amendments to the incentive compensation, pension, and savings plans on behalf of the Board. The Committee has direct responsibility for reviewing and approving the annual goals and objectives relevant to the compensation of the chief executive officer, evaluating his performance in light of these goals and objectives, and setting his compensation level based on this evaluation of his performance. The Committee also approves the individual salary, bonus, and incentive plan awards of other executive officers and certain other senior executives, annually reviews with the Board the performance of the chief executive officer, and approves the annual report on executive compensation for inclusion in the proxy statement.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the Board is responsible for establishment and oversight of the Company's compensation program for Executive Officers. The Committee determines all the components of the compensation of the chief executive officer and, in consultation with Mr. Jones, determines the compensation of the remaining Executive Officers and approves and oversees programs applicable to broader groups of management employees. The Committee retains an independent compensation consultant to advise it on compensation practices.

COMPENSATION POLICIES. The Committee believes that Executive Officers' compensation should be competitive with that paid by companies with whom we compete for talent. Accordingly, the Committee annually reviews competitive market data supplied by its independent consultant to establish compensation targets. For purposes of comparing market practices, the consultant compiles survey data from a reference group of industrial companies with revenue of $3 to $10 billion, supplemented by select chemical and benchmark companies. The Committee seeks to achieve a compensation program that provides foundational elements such as base salary and benefits at the median level for the market reference group and that provides an opportunity for total compensation within the second highest quartile of the market reference group if short and long term performance goals are achieved. When performance falls short of those goals, actual compensation will fall below the targeted level as well, and when performance exceeds those goals, compensation will exceed the targeted level.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. It is the Committee's preference that all compensation paid to the Executive Officers qualify for deduction from the Company's U.S. income taxes, and all Executive Officer compensation for fiscal year 2004 will be deductible by the Company. However, the Committee believes that the shareholders' interests are best served by offering compensation that is not fully deductible if necessary to attract, retain and motivate talented executives. Therefore, the Committee reserves discretion to make compensation decisions that result in nondeductible compensation.

BASE SALARY. The Committee establishes each Executive Officer's base salary in reference to competitive market levels for comparable positions. Base salary is targeted at a median market position, with adjustment for performance and the uniqueness of the responsibilities held by certain Executive Officers.

ANNUAL INCENTIVE COMPENSATION. The annual bonus opportunity is tied to performance against objectives selected by the Committee. Performance above or below targeted objectives produces total cash compensation for the Executive Officers above or below median for the market reference group. This year, the Committee approved two primary performance objectives: growth in earnings per share, because consistent profit growth is a key to creating shareholder value; and return on shareholder's equity, because it is a traditional, well accepted measure of the Company's performance. The Committee established payout ranges based on performance levels for these objectives at the beginning of the fiscal year. Once the performance levels and associated payout ranges have been determined, the Committee considers additional performance factors to adjust the payout level within the established range, including performance against operating plan, growth in revenues, total return to shareholders, overall economic conditions, and comparable performance by peer companies. Bonuses may be further adjusted to reflect individual and operating unit performance.

The Committee determined to set Mr. Jones's bonus at $1,620,000 for the year, in recognition of his leadership in the Company's many achievements this year. Despite the sluggish manufacturing recovery and soaring raw material prices which impacted the Company's financial results in 2004, the Company delivered a solid performance with strong gains in shareholder value and continued disciplined actions designed to strengthen potential for future earnings growth. The Company achieved overall revenue growth of 18% percent with growth in sales revenue across all segments, record earnings per share, successful integration of growth in the Company's global home healthcare business, disciplined direction of capital and research and development into growth businesses and geographies, stable cash flow of $1.085 billion from operations allowing the Company to significantly increase dividends, solid progress in finalizing enterprise resource planning software implementation enabling the Company to achieve faster cycle times and improved e-business capabilities, improved safety rates and national recognition of corporate citizenship and best practices.

LONG TERM INCENTIVE AWARDS. Executive Officers' long-term incentives are targeted at above median to emphasize long term value for shareholders. For fiscal year 2004, the Committee conducted an overall review of the Company's long term incentive program and made some significant changes in the way we deliver long term incentive compensation to Executive Officers. We implemented these changes in response to uncertainty about the expensing of stock options, anticipated changes in the market and potential dilution of shareholder equity resulting from our management team's tendency to hold vested stock options for the maximum terms. The modified long term incentive program is intended to reduce annual share usage and aggregate dilution while retaining key incentives to align Executive Officer compensation with growth in shareholder value.

The primary change was to shift some of the long term incentive compensation value from stock options to restricted stock. Restricted stock awarded to Executive Officers in fiscal 2004 vests upon retirement, disability or death. Stock options continue to represent a significant percentage of the long term incentive compensation opportunity for Executive Officers. The options are granted at fair market value, have a ten year term and vest incrementally over the first three years of the term. The final component of the long term incentive program is performance shares, which are deferred stock units conditioned upon the Company's performance towards its important objective of growth in operating return on net assets. No performance based deferred stock units were granted during fiscal year 2004 as prior cycles were earning out.

OTHER PROGRAMS. The Company also provides Executive Officers with life and medical insurance, pension, savings and bonus deferral programs, and other welfare benefits that are competitive with market practices.

EXECUTIVE STOCK OWNERSHIP. The Committee has approved ownership guidelines that require Executive Officers to achieve an ownership stake in the Company that is significant in comparison with the executive's salary. The ownership guidelines are five times base salary for the chief executive officer and three times base salary for the other Executive Officers. The Officers are expected to achieve the specified ownership level within five years of assuming their position. Executive Officers may count toward these requirements the value of shares owned, share equivalents held in their 401(k) accounts, earned performance shares and other deferred stock units which are fully vested and held in the Company's nonqualified savings and deferred bonus programs. Stock options are not counted.

               Management Development and Compensation Committee
                          James F. Hardymon, Chairman
                              Ursula F. Fairbairn
                                Terrence Murray

This Report of the Management Development and Compensation Committee is provided only for the purpose of this Proxy Statement. This Report shall not be incorporated, in whole or in part, in any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

                         EXECUTIVE COMPENSATION TABLES

                        2004 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid in fiscal years 2002-2004 to the chief executive officer and the four other Executive Officers who were most highly compensated in fiscal year 2004.

                                                                                    LONG-TERM
                                        ANNUAL COMPENSATION                    COMPENSATION AWARDS
                           ---------------------------------------------   ----------------------------
                                                                            RESTRICTED     SECURITIES
                                                            OTHER ANNUAL      STOCK        UNDERLYING      ALL OTHER
NAME AND                   FISCAL    SALARY       BONUS     COMPENSATION      AWARDS          STOCK       COMPENSATION
PRINCIPAL POSITION          YEAR     ($)(1)      ($)(1)        ($)(2)       ($)(3)(4)      OPTIONS (#)       ($)(5)
------------------         ------   ---------   ---------   ------------   ------------   -------------   ------------
John P. Jones III........   2004    1,000,000   1,620,000                    972,930         260,000        432,611
  Chairman, President,
    and                     2003    1,000,000     594,000                          0         320,000        359,142
  Chief Executive Officer   2002      990,000     761,000                          0         500,000        292,968
W. Douglas Brown.........   2004      406,000     350,000                    208,485          65,000        118,854
  Vice President, General   2003      398,000     129,000                          0          80,000        101,062
  Counsel and Secretary     2002      385,000     173,000                          0         120,000         84,362
Arthur T. Katsaros.......   2004      406,000     365,000                    208,485          65,000        118,362
  Group Vice President --   2003      398,000     129,000                          0          80,000         99,878
  Development &
    Technology              2002      385,000     173,000                          0         150,000         83,759
Mark L. Bye..............   2004      380,000     440,000     365,309        301,145          70,000         68,579
  Group Vice President --   2003      303,423      90,000     256,674              0          42,000         56,387
  Gases & Equipment         2002      260,962     140,000     321,483              0          60,000         47,774
John E. McGlade..........   2004      380,000     410,000                    301,145          70,000         58,868
  Group Vice President --   2003      294,962      90,000                          0          40,000         49,132
  Chemicals                 2002      257,308     140,000                          0          75,000         41,578

-------------------------

(1) Cash compensation earned for services performed during each fiscal year, including amounts deferred at the election of the executive.

(2) The amounts shown in this column for Mr. Bye are comprised of payments relating to an overseas assignment which were made under the Company's program for employees and their family members who are U.S. citizens on international assignments; including for foreign cost of living and exchange rate adjustments, foreign housing and transportation costs, domestic housing management, private school tuition for accompanying children and tax equalization. Mr. Bye's overseas assignment to Singapore concluded during fiscal year 2004.

(3) The amounts in the table are based on the NYSE market closing price of $46.33 per share on October 2, 2003, the date of the award. These restricted shares are forfeitable if the Executive Officer separates from employment before the later of two years from the date of grant or his death, disability or retirement. Cash dividends are paid on these shares.

(4) On September 30, 2004, Mr. Jones held 53,100 unvested deferred stock units worth $2,887,578 and 21,000 restricted stock shares worth $1,141,980. Mr. Brown held 15,250 unvested deferred stock units worth $829,295 and 4,500 restricted shares worth $244,710. Mr. Katsaros held 16,050 unvested deferred stock units worth $872,799 and 4,500 restricted stock shares worth $244,710. Mr. Bye held 8,705 unvested deferred stock units worth $473,378 and 6,500 restricted stock shares worth $353,470. Mr. McGlade held 8,905 unvested deferred stock units worth $484,254 and 6,500 restricted stock shares worth $353,470. These values are based on $54.38 the 2004 fiscal year-end NYSE closing market price of a share of Company stock.

     Deferred stock units entitle the recipient to receive one share of Company common stock upon payout. Payout of unvested deferred stock units is conditioned on continued employment during the deferral period which generally ends upon death, disability, or retirement. Certain deferred stock units called "performance shares" are also conditioned on meeting performance targets during an earnout period. All unvested deferred stock units are subject to forfeiture for engaging in specified activities such as competing with the Company. The units accrue dividend equivalents, but do not have voting rights.

(5) The dollar value of the amounts shown in this column for 2004 includes the following:

                                                MATCHING         ABOVE-MARKET    TAX &
                                          CONTRIBUTIONS AND/OR   INTEREST ON     ESTATE    PERFORMANCE
                                             ACCRUALS UNDER        DEFERRED     PLANNING     SHARES
     NAME                                    SAVINGS PLANS       COMPENSATION   STIPEND     EARNOUT*
     ----                                 --------------------   ------------   --------   -----------
     John P. Jones III..................        $30,000             $1,911       $8,000     $392,700
     W. Douglas Brown...................        $12,178             $  501       $8,000     $ 98,175
     Arthur T. Katsaros.................        $12,178             $    9       $8,000     $ 98,175
     Mark L. Bye........................        $11,386             $  105       $8,000     $ 49,088
     John E. McGlade....................        $11,384             $  214       $8,000     $ 39,270

-------------------------

     * Performance shares are deferred stock units whose earn out is conditioned on the Company's achieving certain levels of operating return on net income. The Committee determined the level of earn out at 35% of target for fiscal year 2004. The features described in footnote 4 also pertain to these deferred stock units. The amounts are based on the fair market value of $56.10 per share on November 17, 2004, the date the Committee determined the level of earn out.

                             OPTION GRANTS IN 2004

The following table sets forth information concerning stock options granted in fiscal year 2004.

                                          INDIVIDUAL GRANTS
                       -------------------------------------------------------   NET POTENTIAL REALIZABLE
                       NUMBER OF    PERCENT (%)                                   VALUE AT ASSUMED ANNUAL
                       SECURITIES     OF TOTAL                                     RATES OF STOCK PRICE
                       UNDERLYING     OPTIONS                                        APPRECIATION FOR
                        OPTIONS      GRANTED TO    EXERCISE                       TEN-YEAR OPTION TERM(2)
                        GRANTED     EMPLOYEES IN     PRICE       EXPIRATION      -------------------------
NAME                     (#)(1)     FISCAL YEAR     ($/SH)          DATE           5% ($)        10% ($)
----                   ----------   ------------   ---------   ---------------   ----------    -----------
John P. Jones III....   260,000         9.9%        $45.53     October 2, 2013   $7,444,729    $18,866,404
W. Douglas Brown.....    65,000         2.5%        $45.53     October 2, 2013   $1,861,182    $ 4,716,601
Arthur T. Katsaros...    65,000         2.5%        $45.53     October 2, 2013   $1,861,182    $ 4,716,601
Mark L. Bye..........    70,000         2.7%        $45.53     October 2, 2013   $2,004,350    $ 5,079,417
John E. McGlade......    70,000         2.7%        $45.53     October 2, 2013   $2,004,350    $ 5,079,417

-------------------------

(1) These options have an exercise price of the fair market value on the October 1, 2003 grant date. The exercise price and tax withholding obligations may be satisfied with shares already owned by the executive. In general, options become exercisable in one-third increments on the first three anniversaries of grant and remain exercisable until ten years after the grant date; however, the options generally expire on the last day of employment except for death, disability, or retirement. Exercisable options may be transferred by gift to family members. Options are subject to forfeiture for engaging in specified activities such as competing with the Company.

(2) Net pre-tax gains which would be recognized at the end of the option term if an executive exercised all of his 2004 options on the last day of the option term and our stock price had grown at the 5% and 10% assumed growth rates set by the Securities and Exchange Commission. The amounts shown are not intended to forecast future appreciation in the price of our stock.

                           OPTIONS EXERCISED IN 2004
                           AND YEAR-END OPTION VALUES

This table shows, for each named Executive Officer, the number of, and net pre-tax value realized from options exercised in fiscal year 2004 and the number and net pre-tax value of the remaining options held by those Executive Officers. In each case net pre-tax value is the fair market value of the stock less the exercise price, determined on the date of exercise for options exercised and on September 30, 2004 for the remaining options.

                                                                  NUMBER OF SECURITIES        NET VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                 OPTIONS AT YEAR-END (#)           AT YEAR-END ($)
                            SHARES ACQUIRED   VALUE REALIZE    ---------------------------   ---------------------------
NAME                        ON EXERCISE(#)         ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        ---------------   --------------   -----------   -------------   -----------   -------------
John P. Jones III.........      24,200           $649,649       1,091,998       640,002      $19,941,661    $7,481,029
W. Douglas Brown..........      18,800           $435,126         237,466       158,334      $ 3,990,230    $1,842,874
Arthur T. Katsaros........      12,000           $332,490         265,866       168,334      $ 4,860,550    $2,007,174
Mark L. Bye...............       8,400           $213,240         109,000       118,000      $ 1,957,180    $1,271,080
John E. McGlade...........       4,600           $117,806         129,933       121,667      $ 2,404,649    $1,338,087

                               PENSION PLAN TABLE

The Company maintains a qualified defined benefit pension plan which covered all U.S. salaried employees during fiscal year 2004 and a related nonqualified plan. This table shows approximate annual life annuity benefits payable to U.S. salaried employees retiring at age 65 after the indicated years of credited service with the indicated amounts of covered compensation, before reduction for any offsets. A lump sum form of payment is available under the nonqualified pension plan.

                                                 YEARS OF SERVICE
               ------------------------------------------------------------------------------------
REMUNERATION      15         20          25           30           35           40           45
------------   --------   --------   ----------   ----------   ----------   ----------   ----------
600,000...     $133,023   $177,364   $  221,705   $  266,046   $  310,386   $  355,386   $  400,386
700,000...     $155,523   $207,364   $  259,205   $  311,046   $  362,886   $  415,386   $  467,886
800,000...     $178,023   $237,364   $  296,705   $  356,046   $  415,386   $  475,386   $  535,386
900,000...     $200,523   $267,364   $  334,205   $  401,046   $  467,886   $  535,386   $  602,886
1,000,000..    $223,023   $297,364   $  371,705   $  446,046   $  520,386   $  595,386   $  670,386
1,100,000..    $245,523   $327,364   $  409,205   $  491,046   $  572,886   $  655,386   $  737,886
1,200,000..    $268,023   $357,364   $  446,705   $  536,046   $  625,386   $  715,386   $  805,386
1,300,000..    $290,523   $387,364   $  484,205   $  581,046   $  677,886   $  775,386   $  872,886
1,400,000..    $313,023   $417,364   $  521,705   $  626,046   $  730,386   $  835,386   $  940,386
1,500,000..    $335,523   $447,364   $  559,205   $  671,046   $  782,886   $  895,386   $1,007,886
1,600,000..    $358,023   $477,364   $  596,705   $  716,046   $  835,386   $  955,386   $1,075,386
1,700,000..    $380,523   $507,364   $  634,205   $  761,046   $  887,886   $1,015,386   $1,142,886
1,800,000..    $403,023   $537,364   $  671,705   $  806,046   $  940,386   $1,075,386   $1,210,386
1,900,000..    $425,523   $567,364   $  709,205   $  851,046   $  992,886   $1,135,386   $1,277,886
2,000,000..    $448,023   $597,364   $  746,705   $  896,046   $1,045,386   $1,195,386   $1,345,386
2,100,000..    $470,523   $627,364   $  784,205   $  941,046   $1,097,886   $1,255,386   $1,412,886
2,200,000..    $493,023   $657,364   $  821,705   $  986,046   $1,150,386   $1,315,386   $1,480,386
2,300,000..    $515,523   $687,364   $  859,205   $1,031,046   $1,202,886   $1,375,386   $1,547,886
2,400,000..    $538,023   $717,364   $  896,705   $1,076,046   $1,255,386   $1,435,386   $1,615,386
2,500,000..    $560,523   $747,364   $  934,205   $1,121,046   $1,307,886   $1,495,386   $1,682,886
2,600,000..    $583,023   $777,364   $  971,705   $1,166,046   $1,360,386   $1,555,386   $1,750,386
2,700,000..    $605,523   $807,364   $1,009,205   $1,211,046   $1,412,886   $1,615,386   $1,817,886
2,800,000..    $628,023   $837,364   $1,046,705   $1,256,046   $1,465,386   $1,675,386   $1,885,386
2,900,000..    $650,523   $867,364   $1,084,205   $1,301,046   $1,517,886   $1,735,386   $1,952,886

                                                 YEARS OF SERVICE
               ------------------------------------------------------------------------------------
REMUNERATION      15         20          25           30           35           40           45
------------   --------   --------   ----------   ----------   ----------   ----------   ----------
3,000,000..    $673,023   $897,364   $1,121,705   $1,346,046   $1,570,386   $1,795,386   $2,020,386
3,100,000..    $695,523   $927,364   $1,159,205   $1,391,046   $1,622,886   $1,855,386   $2,087,886
3,200,000..    $718,023   $957,364   $1,196,705   $1,436,046   $1,675,386   $1,915,386   $2,155,386

The compensation covered by our qualified and nonqualified defined benefit pension plans is the average of the salary and bonus for the highest three consecutive years during the final ten years of service. The approximate years of service as of September 30, 2004 are 32 years for Mr. Jones, 31 years for Mr. Katsaros, 21 years for Mr. Bye, and 28 years for Mr. McGlade. Mr. Brown has a separate agreement with the Company under which he will be entitled to pension benefits equivalent to the benefits which he would have earned under the pension plans if he had been a participant in the pension plans during a time period when he was assigned to work for a former Company affiliate, giving him approximately 29 years of service. The benefit under Mr. Brown's agreement will be reduced by an amount equivalent to his benefit from the former affiliate's pension plan.

SEVERANCE AND EMPLOYMENT ARRANGEMENTS

CHIEF EXECUTIVE OFFICER SEVERANCE AGREEMENT. The Company entered into a severance agreement with Mr. Jones, approved by the Management Development and Compensation Committee, under which, if his employment is terminated by the Company without cause or by Mr. Jones upon an event amounting to constructive termination (as defined in the agreement), Mr. Jones would be entitled to:

     - a cash severance payment equal to three times salary plus target bonus under the annual bonus plan;

     - a cash payment equal to the actuarial equivalent of the pension benefits he would have been entitled to receive under the Company's pension plans had he accumulated three additional years of credited service after his termination date, plus the early retirement subsidy on the entire benefit should he be ineligible for early retirement as of the date of termination;

     - continuation of medical benefits for three years; and

     - a stipend to cover outplacement assistance and legal fees.

His outstanding stock options and other stock awards would remain in effect (although the amount of shares covered by any option outstanding for less than one year would be prorated).

Mr. Jones' agreement provides that in order for him to receive the severance benefits, he must sign a noncompetition agreement that prohibits him from working for certain competitors, soliciting business from our customers, attempting to hire our employees, and disclosing our confidential information for three years following separation. He must also agree to release any claims against the Company and will receive a release of claims by the Company against him. If Mr. Jones voluntarily leaves the Company for any reason, including retirement, under circumstances which do not amount to constructive termination, he will not be entitled to any benefit under the severance agreement.

CORPORATE EXECUTIVE COMMITTEE RETENTION/SEPARATION PROGRAM. The Company has also adopted, with the Management Development and Compensation Committee's approval, a retention/separation program for other members of the Company's Corporate Executive Committee (CEC) which, during 2004, included the four Executive Officers named in this Proxy Statement (in addition to Mr. Jones). These CEC members will become entitled to the program benefits following termination of employment on a date approved by the chief executive officer

(the "employment termination date"). Once the employment termination date is set, the CEC member must continue to perform the duties typically related to his position (or such other position as the chief executive officer reasonably requests) and assist in the identification, recruitment, and/or transitioning of his or her successor. The CEC member must also sign a general release of claims against the Company and a two-year noncompetition agreement. Having met these requirements, the executive will receive a cash severance payment of one times base salary and bonus, a pro-rata bonus for the year of termination and a transition stipend; and his or her options which have been outstanding for more than one year will continue.

Under Mr. Jones' agreement and the CEC program, outstanding stock awards other than options will be paid promptly after the later of the employment termination date and the end of any post-termination performance period. Also, if the executive dies or becomes disabled after the employment termination date has been set and does not retire before the employment termination date, severance payments and other benefits will nevertheless be due to the executive or to his or her estate or beneficiary.

CHANGE IN CONTROL ARRANGEMENTS

To retain our leadership team and provide for continuity of management in the event of any actual or threatened change in control of the Company, we utilize individual severance agreements which provide explicit contractual protection for our executive officers including, in 2004, Mr. Jones, Mr. Brown, Mr. Katsaros, Mr. Bye, and Mr. McGlade. Individuals receive no payments or benefits under the agreements unless their employment ends during the three-year period following a change in control.

For this purpose, a change in control means a 20% stock acquisition by a person not controlled by the Company, a change in the Board majority during any two year period unless approved by two thirds of those who were directors at the beginning of the period, or other events determined to constitute a change in control by a majority of nonemployee directors in office when the event occurs.

The severance agreements give each executive specific rights and certain benefits if, within three years after a change in control, his or her employment is terminated by the Company without "cause" (as defined) or he or she terminates employment for "good reason" (as defined). In such circumstances the executive would be entitled to:

     - a cash payment equal to three times the sum of his or her annual base salary, the value for the most recent fiscal year of the Company's matching contribution and/or accrual on his or her behalf under the qualified 401(k) and nonqualified savings plans, and his or her target bonus under the annual bonus plan;

     - a cash payment equal to the actuarial equivalent of the pension benefits he or she would have been entitled to receive under the Company's pension plans had he or she accumulated three(1) additional years of credited service after termination, plus the early retirement subsidy on the entire benefit if he or she is not eligible for early retirement as of the date of termination; and

     - continuation of medical, dental, and life insurance benefits for a period of up to three years, and provision of outplacement services, financial counseling benefits, and legal fees.

-------------------------

(1) Subject to appropriate reduction in cases where an executive would reach age sixty-five within three years from the date of a change in control.

If any payment, distribution or acceleration of benefits, compensation or rights that is made by the Company to the executive under the severance agreement or otherwise, results in a liability for the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, the Company will pay an amount equal to such excise tax. Also, each severance agreement provides for indemnification of the executive if he or she becomes involved in litigation because he or she is a party to the agreement.

In addition to these agreements, certain components of our executive compensation program are activated upon a change in control without regard to whether the individual's employment ends. Specifically, incentive plan provisions automatically accelerate payment of deferred bonuses, vest and provide a cash out opportunity for stock options, vest and pay out all deferred stock units in cash and cause restrictions on restricted stock to lapse. Also, the Company has established grantor trusts, the terms of which call for cash funding upon a change in control to pay benefits to employees under unfunded nonqualified retirement plans and to cash out vested deferred stock units owed to employees and nonemployee directors. The trusts are secured by an agreement to contribute Company stock.

               INFORMATION ABOUT STOCK PERFORMANCE AND OWNERSHIP
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

             COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN
AIR PRODUCTS, S&P 500 INDEX, DOW JONES SPECIALTY CHEMICALS INDEX, AND PEER GROUP
                    COMPARATIVE GROWTH OF A $100 INVESTMENT
                    (ASSUMES REINVESTMENT OF ALL DIVIDENDS)
FIVE YEAR GRAPH

                                            AIR PRODUCTS             S&P 500              DJ SPEC CHEM          PEER GROUP(A)
                                            ------------             -------              ------------          -------------
Sep 99                                        $100.00                $100.00                $100.00                $100.00
Sep 00                                        $126.00                $113.00                $ 93.00                $ 75.00
Sep 01                                        $138.00                $ 83.00                $101.00                $ 82.00
Sep 02                                        $152.00                $ 66.00                $109.00                $ 80.00
Sep 03                                        $167.00                $ 82.00                $119.00                $ 94.00
Sep 04                                        $205.00                $ 94.00                $152.00                $119.00

---------------

 (a) Return on the S&P Chemicals Index through December 31, 2001 and, from January 1, 2002, the return of the six companies that had constituted the S&P Chemicals Index at the time of its discontinuance by S&P (Air Products, Dow, DuPont, Eastman Chemical, Praxair, and Rohm & Haas).
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               PERSONS OWNING MORE THAN 5% OF AIR PRODUCTS STOCK
                            AS OF SEPTEMBER 30, 2004

                                                      AMOUNT AND NATURE
                                                        OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNERSHIP        PERCENT OF CLASS
------------------------------------                  -----------------    ----------------
Capital Group International, Inc....................     12,723,000               5.2%
11100 Santa Monica Blvd.
Suite 1500
Los Angeles, CA 90025
State Farm Mutual Automobile Insurance Company(1)...     15,500,231               6.4%
("State Farm")
One State Farm Plaza
Bloomington, IL 61710
State Street Bank and Trust Company ("State
  Street")(2).......................................     15,016,953               6.2%
P.O. Box 1389
Boston, MA 02104

-------------------------

(1) In the aggregate, State Farm has sole voting and investment power over 15,416,400 shares.

(2) State Street holds 7,191,351 shares in trust as Trustee of the Company's Retirement Savings and Stock Ownership Plan (the "RSSOP"), which is 2.9% of outstanding shares. The RSSOP trust agreement provides, in general, that the Trustee will vote, tender, and exchange RSSOP shares as voting RSSOP participants direct. State Street holds the remainder of the shares in trust as trustee or discretionary advisor for various collective investment funds for employee benefit plan and other index accounts. In the aggregate, State Street has sole voting power over 6,579,677 shares, shared voting power over 7,886,851 shares, sole investment power over 6,906,710 shares, and shared investment power over 8,110,243 shares.

        AIR PRODUCTS STOCK BENEFICIALLY OWNED BY OFFICERS AND DIRECTORS
                             AS OF NOVEMBER 1, 2004

                                                                        DEFERRED
                                              COMMON         STOCK       STOCK
NAME OF BENEFICIAL OWNER                  STOCK(1)(2)(3)   OPTIONS(4)   UNITS(5)     TOTAL
------------------------                  --------------   ----------   --------   ---------
Mario L. Baeza..........................           0          10,000      7,372       17,372
W. Douglas Brown........................      12,446         325,798     19,432      357,676
Mark L. Bye.............................      21,002         166,333      9,580      196,915
Michael J. Donahue......................         500           6,000      7,787       14,287
Ursula F. Fairbairn.....................           0          12,000     13,948       25,948
W. Douglas Ford.........................           0           2,000      2,894        4,894
Edward E. Hagenlocker...................           0          16,000     15,139       31,139
James F. Hardymon.......................           0          14,000      9,201       23,201
John P. Jones III.......................     103,575       1,451,998     91,020    1,646,593
Arthur T. Katsaros......................      15,011         364,198     23,981      403,190
John E. McGlade.........................      23,806         191,599      9,605      225,010
Terrence Murray.........................           0           4,000      4,007        8,007
Lawrence S. Smith.......................       2,000               0      1,181        3,181
Lawrason D. Thomas......................       1,500          18,000     19,114       38,614
Directors and Executive Officers as a
  group (16 persons)(6).................     203,266       2,729,924    253,871    3,187,061

-------------------------

(1) Certain Executive Officers hold restricted shares which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restriction period. These restrictions lapse upon death, disability or retirement, if such event occurs at least two years after the date of grant. The individuals in the table hold the following number of restricted shares:

NAME                                             SHARES
----                                             ------
Brown..........................................   9,000
Bye............................................  13,000
Jones..........................................  42,000
Katsaros.......................................   9,000
McGlade........................................  13,000
All executive officers.........................  93,500

(2) Includes share units held by Executive Officers in the Company's qualified 401(k) plan. Participants have voting rights with respect to such units and can generally redirect their plan investments.

(3) Shares reported include 55,893 shares owned jointly by certain directors and officers with their spouses with whom they share voting and investment power; and 10,793 shares held by, or for the benefit of, members of the immediate families or other relatives of certain of the directors and officers, of which such directors and officers disclaim beneficial ownership of 10,793 shares.

(4) The directors and officers have the right to acquire this number of shares within 60 days by exercising outstanding options granted under the Company's long-term incentive plan.

(5) This column shows deferred stock units which have been awarded, earned out, or purchased. Deferred stock units entitle the holder to receive one share of Company stock upon payout which generally occurs after the director's or officer's service to the Company ends. Deferred stock units accrue dividend equivalents, but do not have voting rights. Certain deferred stock units held by officers are subject to forfeiture, if employment ends before death, disability or retirement, or for engaging in specified activities such as competing with the Company.

(6) Not counting their deferred stock units, our directors, nominees, and Executive Officers as a group beneficially own just over 1.2% of our outstanding shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and Executive Officers to file reports of holdings and transactions in Company stock and related securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and other information, we believe that in 2004 all of our directors and Executive Officers met all applicable Section 16(a) filing requirements.

                       ANNUAL MEETING OF SHAREHOLDERS OF

[AIR PRODUCTS LOGO]

                        AIR PRODUCTS AND CHEMICALS, INC.

                                JANUARY 27, 2005

                      -----------------------------------
                           PROXY VOTING INSTRUCTIONS
                      -----------------------------------

MAIL -- Date, sign and mail your proxy card in the
envelope provided as soon as possible.                      ------------------------------------------------

                     -- OR --                               COMPANY NUMBER

TELEPHONE -- Call toll-free 1-800-PROXIES from              ------------------------------------------------
any touch-tone telephone and follow the instructions.
Have your proxy card available when you call.               ACCOUNT NUMBER

                     -- OR --                               ------------------------------------------------

INTERNET -- Access "WWW.VOTEPROXY.COM" and
follow the on-screen instructions. Have your proxy
card available when you access the web page.                ------------------------------------------------


[Down arrow]     Please detach along perforated line and mail in    [Down arrow]
                 the envelope provided IF you are not voting via telephone or the Internet.

--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, AND 2.
  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
                YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------

1. To elect the nominee listed below as directors
   for three-year terms.
                                                                                                               FOR  AGAINST  ABSTAIN
                              NOMINEES:                         2. APPOINTMENT OF AUDITORS.                    [ ]    [ ]      [ ]
[ ] FOR ALL NOMINEES          O  Michael J. Donahue                 Ratification of appointment of KPMG LLP,
                              O  Ursula F. Fairbairn                as independent auditors for fiscal year
[ ] WITHHOLD AUTHORITY        O  John P. Jones III                  2005.
    FOR ALL NOMINEES          O  Lawrence S. Smith
                                                                THE SHARES REPRESENTED BY THIS SIGNED PROXY WILL BE VOTED AS
[ ] FOR ALL EXCEPT                                              DIRECTED BY THE SHAREHOLDER ON THIS PROXY WITH RESPECT TO
    (See instructions below)                                    PROPOSALS 1 AND 2. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL
                                                                BE VOTED FOR PROPOSALS 1 AND 2. SUCH SHARES WILL BE VOTED IN
                                                                THE PROXIES' DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY
INSTRUCTION: To withhold authority to vote for any individual   COME BEFORE THE MEETING.
nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: *
--------------------------------------------------------------






--------------------------------------------------------------
TO CHANGE THE ADDRESS ON YOUR ACCOUNT, PLEASE CHECK THE
BOX AT RIGHT AND INDICATE YOUR NEW ADDRESS IN THE
ADDRESS SPACE ABOVE. PLEASE NOTE THAT CHANGES TO THE       [ ]
REGISTERED NAME(S) ON THE ACCOUNT MAY NOT BE SUBMITTED
VIA THIS METHOD.
--------------------------------------------------------------
                        --------------------     -------------                             --------------------      ---------------
Signature of Shareholder                     Date:                 Signature of Shareholder                     Date:
                        --------------------     -------------                             --------------------      ---------------
  NOTE: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                               ANNUAL MEETING OF
                        AIR PRODUCTS AND CHEMICALS, INC.

                     THURSDAY, JANUARY 27, 2005 - 2:00 P.M.
                        TOMPKINS COLLEGE CENTER THEATER
                       CEDAR CREST COLLEGE, ALLENTOWN, PA

                            ELECTRONIC DISTRIBUTION

IF YOU WOULD LIKE TO RECEIVE FUTURE AIR PRODUCTS AND CHEMICALS, INC. PROXY STATEMENTS AND ANNUAL REPORTS ELECTRONICALLY, PLEASE VISIT
HTTP://WWW.AMSTOCK.COM. CLICK ON SHAREHOLDER ACCOUNT ACCESS TO ENROLL. PLEASE ENTER YOUR TAX IDENTIFICATION NUMBER AND ACCOUNT NUMBER TO LOG IN, THEN SELECT RECEIVE COMPANY MAILINGS VIA EMAIL.









                                                             [AIR PRODUCTS LOGO]

                                     PROXY

                        AIR PRODUCTS AND CHEMICALS, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
             FOR ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 27, 2005

     The undersigned hereby appoints John P. Jones III, W. Douglas Brown and Paul E. Huck ("proxies"), or any one of them, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Air Products and Chemicals, Inc. on Thursday, January 27, 2005, at 2:00 p.m., and at any adjournments thereof, and to vote at such meeting the shares which the undersigned would be entitled to vote if personally present, in accordance with the following instructions, and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournments hereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                       ANNUAL MEETING OF SHAREHOLDERS OF

                        AIR PRODUCTS AND CHEMICALS, INC.

                                JANUARY 27, 2005

                      -----------------------------------
                           PROXY VOTING INSTRUCTIONS
                      -----------------------------------

INTERNET -- Access "WWW.VOTEPROXY.COM" and follow
the on-screen instructions. Have your proxy voting
direction form available when you access the web page.      ------------------------------------------------

                     -- OR --                               COMPANY NUMBER

TELEPHONE -- Call toll-free 1-800-PROXIES                   ------------------------------------------------
(1-800-776-9437) from any touch-tone telephone and
follow the instructions. Have your proxy voting             ACCOUNT NUMBER
direction form available when you call.
Foreign calls use 1-718-921-8500                            ------------------------------------------------

                     -- OR --

MAIL -- Sign, date and mail your proxy voting               ------------------------------------------------
direction form in the envelope provided as soon
as possible.

[Down arrow]     Please detach along perforated line and mail in    [Down arrow]
                 the envelope provided IF you are not voting via telephone or the Internet.

--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, AND 2.
  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
                YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
--------------------------------------------------------------------------------

1. To elect the nominees listed below as directors
   for three-year terms.
                                                                                                               FOR  AGAINST  ABSTAIN
                              NOMINEES:                         2. APPOINTMENT OF AUDITORS.                    [ ]    [ ]      [ ]
[ ] FOR ALL NOMINEES          O  Michael J. Donahue                 Ratification of appointment of KPMG LLP,
                              O  Ursula F. Fairbairn                as independent auditors for fiscal year
[ ] WITHHOLD AUTHORITY        O  John P. Jones III                  2005.
    FOR ALL NOMINEES          O  Lawrence S. Smith

[ ] FOR ALL EXCEPT
    (See instructions below)


INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: *
--------------------------------------------------------------






--------------------------------------------------------------






--------------------------------------------------------------


                        --------------------     -------------
Signature of Participant                     Date:
                        --------------------     -------------
  NOTE: Please sign exactly as your name or names appears on this proxy voting direction form.

                      STATE STREET BANK AND TRUST COMPANY

December 13, 2004

TO: ALL PARTICIPANTS IN THE AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

If you are an active employee with Intranet access, you should have received notification of electronic access to the Notice of Annual Meeting, the Proxy Statement, and the Annual Report on or about December 13, 2004. You may request paper copies of these materials by calling 1-888-AIR-INFO (1-888-247-4636). If you do not have Internet access, or are no longer an active employee, copies of these materials will be mailed to your home.

As a participant and named fiduciary of a Company sponsored employee benefit savings plan that provides for pass-through voting to participants, you are entitled to vote the shares credited to your account and held by us in our capacity as Trustee under the Air Products and Chemicals, Inc. Retirement Savings and Stock Ownership Plan. These shares will be voted in confidence as you direct if your vote is received by us on or before January 20, 2005.

You may vote your shares in one of three ways: over the Internet, over the telephone, or by marking, signing, dating and returning the proxy voting direction form in the postage paid envelope. Internet and telephone voting instructions are on the reverse side.

Cordially yours,

STATE STREET BANK AND TRUST COMPANY, TRUSTEE







                      2005 ANNUAL MEETING OF SHAREHOLDERS

                        AIR PRODUCTS AND CHEMICALS, INC.

                STATE STREET BANK AND TRUST COMPANY, BOSTON, MA

  AS TRUSTEE FOR AIR PRODUCTS AND CHEMICALS, INC. RETIREMENT SAVINGS AND STOCK
                                 OWNERSHIP PLAN

The Trustee is hereby directed to vote the shares of common stock of Air Products and Chemicals, Inc. represented by units of interest (the "shares") allocated to my account under the Retirement Savings and Stock Ownership Plan at the annual meeting of shareholders of Air Products and Chemicals, Inc. to be held on 27 January 2005 as directed on the reverse side with respect to proposals 1 and 2.

I understand that the whole shares allocated to my Plan account will be voted by the Trustee in person or by proxy as so directed by me. If this form is signed and returned without directions, the shares allocated to my account will be voted by the Trustee for Proposals 1 and 2. Except as otherwise provided in the Retirement Savings and Stock Ownership Plan, such shares will be voted in the proxies' discretion upon such other business as may properly come before the meeting. If no voting instructions are received or if this proxy voting direction form is returned unsigned, the shares allocated to my account will be voted by the Trustee in the same proportions as shares held under the Plan for which voting directions have been received.

                       (TO BE SIGNED ON THE REVERSE SIDE)